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                                                                    EXHIBIT 99.2

           AMENDED AND RESTATED PUGET ENERGY, INC. STOCK PURCHASE AND
                           DIVIDEND REINVESTMENT PLAN

     This is an amendment and restatement of the Puget Sound Energy, Inc. Stock Purchase and Dividend Reinvestment Plan that was assumed by Puget Energy, Inc. pursuant to the terms of the Plan of Exchange effective as of December 29, 2000.

1.   Definitions

     The following terms when used herein shall have the following meanings:

     "Administrator" shall mean The Mellon Bank N.A. through its designated affiliates Mellon Services LLC and FutureShare Financial LLC or other agent duly appointed by the Company to administer the Plan.

     "Average Price" shall mean the average of the high and low sale prices of shares of the Company's Common Stock as reported in the "NYSE-Composite Transactions" listing appearing in The Wall Street Journal on the OCI Date or Dividend Payment Date, as the case may be. Should the Exchange be closed or shares of the Company's Common Stock not be traded on any OCI Date or Dividend Payment Date, as the case may be, the price shall be based on the average for the day immediately preceding an OCI Date or Dividend Payment Date, as the case may be, on which such shares are traded.

     "Broker" shall mean one or more securities broker-dealers selected from time to time by the Administrator to act as independent agents for the Participants in the purchase and sale of shares of the Company's Common Stock under the Plan.

     "Company" shall mean Puget Energy, Inc.

     "Dividend Payment Date" shall mean each date on which dividends are paid on the Company's stock. These dates are usually February 15, May 15, August 15, and November 15 of each year.

     "Enrollment Form" shall mean such enrollment form as the Administrator or the Company may from time to time, or upon request, furnish to Shareholders or Residents who are not Shareholders and which shall be returned to the Administrator together with the Initial Cash Investment to indicate their election to participate in the Plan.

     "Exchange" shall mean the New York Stock Exchange.

     "Initial Cash Investment" shall mean any initial cash payment made by a Participant to the Company for purchase of shares of the Company's Common Stock under the Plan. Initial Cash Investments may not (a) equal less than $250 each or (b) total more than $100,000.

     "OCI Date" shall mean, generally, the first and third Friday of each month, except in record date months. A schedule of optional cash investment dates for the current year is available from the Administrator upon request.

     "Optional Cash Investment" shall mean any additional cash payment made by a Participant to the Company for the purchase of shares of the Company's Common Stock under this Plan. Optional Cash Investments may not (a) equal less than $50 each or (b) total more than $100,000 in any calendar year.

     "Participant" shall mean any Shareholder or a Resident of the state of Washington who has returned an Enrollment Form to the Administrator indicating election to participate in the Plan.

     "Plan" shall mean the Amended and Restated Puget Energy, Inc. Stock Purchase and Dividend Reinvestment Plan.

     "Resident" shall mean any person, partnership, firm, corporation, organization, agency or other entity that is located in the state of Washington.

     "Shareholder" shall mean any holder of record of the Company's Common Stock or Preferred Stock.
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2.   Purpose

     The purpose of this Plan is to provide Shareholders, and Residents of the state of Washington who are not Shareholders, with a convenient and economical method of investing cash dividends and Initial and Optional Cash Investments in shares of the Company's Common Stock. The shares of the Company's Common Stock purchased under this Plan with reinvested cash dividends and Initial and Optional Cash Investments will, at the election of the Company, be newly issued shares purchased directly from the Company, shares purchased on the open market by the Broker or a combination thereof.

3.   Eligibility for Participation

     The Residents of the state of Washington and Shareholders are eligible to participate in this Plan. Shareholders and residents of the state of Washington who are not Shareholders may join this Plan by completing the Enrollment Form and returning it to the Administrator, together with an Initial Cash Investment (required) or an Optional Cash Investment, if required.

4.   Administration.

     The Administrator shall maintain records and perform such other duties as may be required. In addition, the Administrator shall send to each Participant
(a) after each Initial or Optional Cash Investment or dividend reinvestment, a statement of the Participant's Plan account, and (b) annual and quarterly reports to Shareholders, proxy statements and income tax information for reporting dividends. Shares purchased by a Participant through reinvested dividends or Initial or Optional Cash Investments shall be held by the Administrator, as custodian, or by a custodian duly appointed by the Administrator to hold such shares. The dividends on such shares shall be automatically reinvested on each Dividend Payment Date.

     The Company shall pay all costs of administering the Plan, except as provided in this paragraph 4. Participants will pay the trading fees for any shares purchased on the open market and a fee for plan histories. No commission will be paid on any newly issued shares purchased directly from the Company under this Plan. In certain instances, a Participant may also incur trading fees upon the sale of shares in the Participant's Plan account in connection with the withdrawal of a Participant from this Plan as described in Section 9. Additional fees are set forth in the fee schedule attached as Appendix A.

5.   Reinvestment of Dividends

     Shareholders may elect to have their cash dividends automatically reinvested by completing the Enrollment Form to that effect and returning it to the Administrator. In all cases, cash dividends on shares held in a Participant's Plan account will be automatically reinvested until such shares are withdrawn from the Participant's Plan account. Reinvestment of cash dividends shall commence with dividends paid on the next Dividend Payment Date following the Administrator's receipt of the Enrollment Form provided the Enrollment Form is received on or before the record date established for payment of the dividends. If the Administrator receives the Enrollment Form after such record date, then the reinvestment of dividends shall commence with the Dividend Payment Date following the next established record date.

6.   Optional Cash Investments

     Participants are eligible to make Optional Cash Investments at any time. A Resident of the state of Washington may elect to make an Initial Optional Cash Investment by completing the Enrollment Form for that purpose and returning it to the Administrator. A Shareholder may elect to make an Initial Optional Cash Investment by completing the Enrollment Form for that purpose and returning it to the Administrator. Optional Cash Investments, or any portion thereof, may be accepted or rejected by the Administrator or Company in their sole discretion. Any Optional Cash Investment, or portion thereof, that is rejected by the Administrator or the Company will be returned to the Participant as promptly as practical after the Administrator or the Company elects to reject such Cash Investment. Accepted Optional Cash Investments shall be used to purchase shares of the Company's Common Stock as promptly as practical after the OCI Date immediately following the date of receipt of any Optional Cash Investment, provided the Administrator receives the Participant's Cash Investment in the form of a check or money order payable to Mellon Bank N.A. No Participant's Optional Cash Investments may (a) equal less than $50 each or (b) total more than $100,000 in any calendar year. No Participants' Initial Optional Cash Investment may (a) equal less than $250 or (b) total more than $100,000.

7.   Purchase of Shares

     Unless the Company elects otherwise, the Administrator will purchase shares under this Plan by purchasing from the Company newly issued shares of the Company's Common Stock. The price for shares of the Company's Common Stock purchased directly from the Company on each Dividend Payment Date or OCI Date, as the case may be, shall be 100% of the Average Price.

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     If the Company elects not to sell shares of the Company's Common Stock under this Plan on any Dividend Payment Date or OCI Date, as the case may be, the Administrator will request the Broker to purchase shares on any securities exchange where such shares are traded or by negotiated transactions. The purchase by the Broker will be on such terms as to price, delivery and otherwise as the Broker may determine. The Broker has full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any date or at any time of day and the persons (including other brokers and dealers) from or through whom such purchases are made. Upon completion of purchases by the Broker with respect to any Dividend Payment Date or OCI Date, as the case may be, the Broker will advise the Administrator of the number of shares of the Company's Common Stock acquired and the aggregate price paid therefor. The price per share of any shares purchased by the Broker with respect to any Dividend Payment Date or OCI Date, as the case may be, will be determined by dividing the total cost (including all trading fees) of all such shares so purchased by the total number of such shares so purchased. Purchases of the Company's Common Stock by the Broker will be made as promptly as practical during the periods of time as are consistent with the provisions of applicable securities laws. If with respect to any Dividend Payment Date or OCI Date, as the case may be, shares are purchased under this Plan directly from the Company and by a Broker, each Participant's Plan account will be credited with its pro rata portion of the number of shares purchased directly from the Company and by the Broker. The price per share for shares purchased from the Company that are so credited to the Participant's Plan account will be 100% of the Average Price; the price per share for shares purchased by the Broker that are so credited to the Participant's Plan account shall be calculated as set forth in this Section 7.

     The number of shares of the Company's Common Stock to be purchased from the Company by the Administrator or by the Broker, including fractional shares rounded to the nearest 1/10,000, shall be determined by dividing the amount of cash dividends to be reinvested plus Optional Cash Investments by the purchase price per share.

8.   Amendment of Investment Option

     A Participant may change the investment option elected under this Plan by notifying the Administrator in writing, by telephone or via the Internet. Notices received by the Administrator not later than the record date established for any Dividend Payment Date shall be effective as of such Dividend Payment Date and thereafter.

9.   Withdrawal of Purchased Shares and Termination of Account

     A Participant who has purchased shares of the Company's Common Stock under this Plan may withdraw all or a portion of such shares by notifying the Administrator in writing, specifying in the notice the number of shares to be withdrawn. Certificates for whole shares withdrawn shall be issued to the Participant. In no case shall certificates for fractional shares be issued.
Any fractional share withdrawn shall be liquidated at the Average Price as soon as practicable after receipt of withdrawal notice by the Administrator. The liquidated amount for any fractional share and certificate(s) for whole shares shall be mailed directly to the withdrawing Participant by the Administrator.

     If the Participant is terminating participation in this Plan, the Participant may withdraw all shares and request that a certificate be issued or that shares be sold and the cash proceeds be forwarded to the Participant. Such sale shall be made by the Broker.. The Broker will have full discretion as to all matters relating to sales by the Broker, including the date of any sales and the prices received for such shares. The proceeds of such sale by the Broker, less trading fees, shall be paid to such Participant. Shares that are to be sold by the Broker may be aggregated with those of other terminating Participants, in which case the proceeds to each terminating Participant will be based on the average sales price, less brokerage commissions.

10.  Common Stock Rights Offering, Stock Split, Stock Dividend

     Participation in any Common Stock rights offering shall be based upon both the shares registered in the Participant's name and the shares (including fractional shares) credited to the Participant's Plan account. Any stock dividend or share resulting from any stock split with respect to shares credited to the Participant's Plan account shall be added to such account.

11.  Voting

     All shares credited to a Participant's Plan account shall be voted as the Participant directs. If on the record date for a meeting of Shareholders there are shares credited to the Participant's Plan account, the Participant (whether or not any shares are registered in the Participant's own name) shall be sent the proxy material for such meeting. If the Participant returns an executed proxy, all shares credited to the Participant (including any fractional shares) shall be voted in accordance with such proxy; otherwise, the Participant may vote such shares in person at such meeting.

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12.  Liability

     In administering this Plan, neither the Company nor the Administrator shall be liable for any good faith acts or omissions, including, without limitation, any failure to terminate a Participant's Plan account upon such Participant's death.

13.  Termination

     The Company reserves the right to modify, suspend or terminate this Plan at any time.

14.  Compliance With Applicable Laws and Regulations

     The Company's obligation to offer, issue or sell shares of the Company's Common Stock under this Plan shall be subject to (a) the Company's obtaining any necessary approval, authorization or consent from any regulatory authority having jurisdiction and from any stock exchange on which shares of the Company's Common Stock may then be listed and (b) the condition that, at the time of the offer, issuance or sale, the price at which such shares are being offered, issued or sold shall be at least equal to the then stated value of such shares. Any increase in the shares of the Company's Common Stock authorized for sale under this Plan shall first be offered to Shareholders before being sold to Residents of the state of Washington who are not Shareholders, in order that Shareholders shall have the first opportunity to purchase shares of the Company's Common Stock if on the first OCI Date after such increase the shares available under this Plan are not sufficient for both Shareholders and Residents of the state of Washington who are not Shareholders. The Company may elect not to offer or sell shares of the Company's Common Stock under this Plan to Participants residing in any jurisdiction or foreign country where, in the sole opinion of the Company, the burden or expense of compliance with applicable securities laws would make such offer or sale impracticable or inadvisable.

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